Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 30, 2010 (June 28, 2010 as to the Company name change in Note 1, and October 6, 2010 as to the subsequent event update in Note 15), related to the financial statements of Bravo Brio Restaurant Group, Inc. (formerly Bravo Development, Inc. and Subsidiaries) (a majority-owned subsidiary of Bravo Development Holdings, LLC) appearing in the prospectus filed by Bravo Brio Restaurant Group, Inc. (the “Company”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on October 21, 2010, relating to the Company’s Registration Statement of Form S-1, as amended (Registration No. 333-167951).
/s/ Deloitte & Touche LLP
Columbus, Ohio
October 28, 2010